UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 29, 2023

CAPRICOR THERAPEUTICS, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-34058	88-0363465
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10865 Road to the Cure, Suite 150, San Diego, California (Address of principal executive offices)	92121 (Zip Code)

(858) 727-1755

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ◻

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.001 per share	CAPR	The Nasdaq Capital Market

Item 1.01	Entry into a Material Definitive Agreement.

On September 29, 2023, Capricor Therapeutics, Inc., a Delaware corporation (the “Company”), entered into a securities purchase agreement (the “Purchase Agreement”) with certain institutional investors (the “Purchasers”), pursuant to which the Company agreed to sell and issue, in a registered direct offering (the “Registered Offering”), an aggregate of (a) 4,935,621 shares of common stock, $0.001 par value per share, of the Company (the “Common Stock”), (the “Shares”) and (b) warrants to purchase 4,935,621 shares of the Company’s common stock (the “Warrants”) to the Purchasers. Each Purchaser’s Warrant is exercisable for a number of shares of Common Stock equal to one hundred percent of the aggregate number of shares of Common Stock purchased by such Purchaser. The combined offering price per share of Common Stock and accompanying Warrant is $4.66. The Warrants are initially exercisable six months following the date of issuance at an exercise price of $5.70 per share, and will expire seven years from the date of issuance.

The Warrants must be exercised by means of cash unless, at the time of such exercise, there is no effective registration statement registering, or no current prospectus available for, the issuance of the Warrants to the Purchaser whereby they may “cashless exercise.”

The aggregate gross proceeds to the Company from the Registered Offering are expected to be approximately $23 million, before deducting fees payable to the placement agent and other estimated offering expenses payable by the Company. The Company intends to use the net proceeds from the Registered Offering on research and development related to its product candidates, manufacturing of its products, working capital and general corporate purposes. The Shares and Warrants are being offered by the Company pursuant to an effective shelf registration statement on Form S-3 (File No. 333-254363) that was filed with the Securities and Exchange Commission (“SEC”) on March 16, 2021, as amended by Post-Effective Amendment No. 1 to Form S-3 Registration Statement filed with the SEC on June 14, 2021, and a prospectus supplement dated September 29, 2023. The Registered Offering is expected to close on or about October 3, 2023, subject to the satisfaction of customary closing conditions.

Cantor Fitzgerald & Co. acted as the sole-lead placement agent for the Registered Offering. H.C. Wainwright & Co. acted as the co-placement agent for the Registered Offering.

The Purchase Agreement contains customary representations, warranties, covenants and agreements by the Company, customary conditions to closing, indemnification obligations, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties. The foregoing is only a summary of the terms of the Purchase Agreement and the Warrants issued under the Purchase Agreement, does not purport to be complete and is qualified in its entirety by reference to the full text of (i) the Purchase Agreement, a copy of which is attached to this report as Exhibit 10.1 and (ii) the form of Warrant issued under the Purchase Agreement, a copy of which is attached to this report as Exhibit 4.1.

A copy of the legal opinion and consent of Sidley Austin LLP, counsel to the Company, relating to the Shares and the Warrants is attached as Exhibit 5.1 to this Current Report on Form 8-K.

Item 7.01	Regulation FD Disclosure.

On September 29, 2023, the Company issued a press release announcing the pricing of the Registered Offering. A copy of the press release has been filed as Exhibit 99.1 hereto and is incorporated herein by reference.

The Company expects the net proceeds from the Registered Offering will fund operations into 2025 and allow the Company to reach its topline data read-out from the HOPE-3, pivotal Phase 3 trial, for CAP-1002 in the treatment of Duchenne Muscular Dystrophy.

Item 9.01Financial Statements and Exhibits.

(d) Exhibits

4.1	Form of Warrant.

5.1	Opinion of Sidley Austin LLP.

10.1	Form of Securities Purchase Agreement.

23.1	Consent of Sidley Austin LLP (included in Exhibit 5.1).

99.1	Press Release, titled “Capricor Therapeutics Announces $23 Million Registered Direct Offering” dated September 29, 2023.

104	Cover Page Interactive Data File (formatted as inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CAPRICOR THERAPEUTICS, INC.

Date: September 29, 2023	By:	/s/ Linda Marbán, Ph.D.
Linda Marbán, Ph.D.
Chief Executive Officer

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